Exhibit 99.2
CMS Energy Corporation
Consolidated Statements of Income
(Unaudited)
(As Revised, See Note 1)

				In Millions
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

Operating Revenue	$1,226	$1,365	$3,332	$3,549

Loss from Equity Method Investees	—	(1)	(1)	(2)

Operating Expenses
Fuel for electric generation	118	135	253	297
Purchased and interchange power	282	297	571	620
Cost of gas sold	208	351	1,171	1,335
Other operating expenses	250	209	475	397
Maintenance	63	49	111	89
Depreciation and amortization	121	128	294	301
General taxes	48	48	113	108
Gain on asset sales, net	(8)	(8)	(8)	(8)

	1,082	1,209	2,980	3,139

Operating Income	144	155	351	408

Other Income (Deductions)
Interest and dividends	6	9	11	18
Regulatory return on capital expenditures	6	8	13	16
Other income	33	3	38	6
Other expense	(3)	(5)	(5)	(6)

	42	15	57	34

Interest Charges
Interest on long-term debt	95	87	184	176
Interest on long-term debt — related parties	3	4	6	7
Other interest	8	7	16	18
Capitalized interest	(1)	(1)	(2)	(3)

	105	97	204	198

Income Before Income Taxes	81	73	204	244
Income Tax Expense	30	24	79	87

Income from Continuing Operations	51	49	125	157
Income (Loss) From Discontinued Operations, Net of Tax (Tax Benefit) of $19, $(1), $19 and $(1)	29	(1)	29	(1)

Net Income	80	48	154	156
Income Attributable to Noncontrolling Interests	2	1	3	4

Net Income Attributable to CMS Energy	78	47	151	152
Preferred Stock Dividends	3	3	6	6

Net Income Available to Common Stockholders	$75	$44	$145	$146

The accompanying notes are an integral part of these statements.

		In Millions, Except Per Share Amounts
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

CMS Energy
Net Income Available to Common Stockholders	$75	$44	$145	$146

Basic Earnings Per Average Common Share
Income from Continuing Operations	$0.20	$0.21	$0.51	$0.65
Income (Loss) from Discontinued Operations	0.13	(0.01)	0.13	(0.01)

Net Income Attributable to Common Stock	$0.33	$0.20	$0.64	$0.64

Diluted Earnings Per Average Common Share
Income from Continuing Operations	$0.19	$0.19	$0.49	$0.61
Income (Loss) from Discontinued Operations	0.13	(0.01)	0.13	(0.01)

Net Income Attributable to Common Stock	$0.32	$0.18	$0.62	$0.60

Dividends Declared Per Common Share	$0.125	$0.09	$0.25	$0.18

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CMS Energy Corporation
Consolidated Statements of Cash Flows
(Unaudited)
(As Revised, See Note 1)

		In Millions
Six Months Ended June 30	2009	2008
| |
Cash Flows from Operating Activities
Net income	$154	$156
Adjustments to reconcile net income attributable to CMS Energy to net cash provided by operating activities
Depreciation and amortization	294	301
Deferred income taxes and investment tax credit	94	81
Regulatory return on capital expenditures	(13)	(16)
Postretirement benefits expense	91	76
Capital lease and other amortization	19	23
Gain on indemnification	(50)	—
Gain on sale of assets	(3)	(8)
Gain on extinguishment of long-term debt, related parties	(28)	—
Increase in environmental remediation accrual	35	—
Bad debt expense	34	17
Loss from equity method investees	1	2
Postretirement benefits contributions	(232)	(25)
Electric sales contract termination payment	—	(275)
Changes in other assets and liabilities:
Decrease in accounts receivable and accrued revenue	115	187
Decrease in accrued power supply and gas revenue	5	40
Decrease in inventories	267	139
Increase (decrease) in accounts payable	(26)	3
Decrease in accrued expenses	(5)	(49)
Decrease in other current and non-current assets	104	111
Decrease in other current and non-current liabilities	(53)	(112)

Net cash provided by operating activities	803	651

Cash Flows from Investing Activities
Capital expenditures (excludes assets placed under capital lease)	(412)	(340)
Cost to retire property	(25)	(12)
Proceeds for sale of assets	7	—
Restricted cash and cash equivalents	6	7
Other investing	(12)	1

Net cash used in investing activities	(436)	(344)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	973	475
Proceeds from EnerBank notes, net	4	7
Issuance of common stock	5	4
Retirement of bonds and other long-term debt, including related parties	(443)	(550)
Payment of common stock dividends	(57)	(41)
Payment of preferred stock dividends	(6)	(6)
Payment of capital and finance lease obligations	(12)	(12)
Debt issuance costs, financing fees, and other	(19)	(5)

Net cash provided (used in) by financing activities	445	(128)

Net Increase in Cash and Cash Equivalents	812	179

Cash and Cash Equivalents, Beginning of Period	213	348

Cash and Cash Equivalents, End of Period	$1,025	$527

The accompanying notes are an integral part of these statements.

CMS Energy Corporation
Consolidated Balance Sheets
(Unaudited)
(As Revised, See Note 1)

		In Millions
	June 30	December 31
ASSETS	2009	2008
Plant and Property (at cost)
Electric utility	$9,235	$8,965
Gas utility	3,667	3,622
Enterprises	395	390
Other	33	33

	13,330	13,010
Less accumulated depreciation, depletion and amortization	4,462	4,428

	8,868	8,582
Construction work in progress	553	608

	9,421	9,190

Investments
Enterprises	4	5
Other	6	6

	10	11

Current Assets
Cash and cash equivalents	1,025	213
Restricted cash and cash equivalents	31	35
Accounts receivable and accrued revenue, less allowances of $31 in 2009 and $26 in 2008	701	851
Notes receivable	87	95
Accrued power supply and gas revenue	2	7
Inventories at average cost
Gas in underground storage	887	1,168
Materials and supplies	115	110
Generating plant fuel stock	136	127
Deferred property taxes	128	165
Regulatory assets — postretirement benefits	19	19
Prepayments and other	25	37

	3,156	2,827

Non-current Assets
Regulatory assets
Securitized costs	392	416
Postretirement benefits	1,386	1,431
Customer Choice Act	68	90
Other	475	482
Notes receivable, less allowances of $5 in 2009 and $34 in 2008	196	186
Other	179	268

	2,696	2,873

Total Assets	$15,283	$14,901

The accompanying notes are an integral part of these statements.

		In Millions
	June 30	December 31
STOCKHOLDERS’ INVESTMENT AND LIABILITIES	2009	2008
Capitalization
Common stockholders’ equity
Common stock, authorized 350.0 shares; outstanding 227.0 shares in 2009 and 226.4 shares in 2008	$2	$2
Other paid-in capital	4,552	4,533
Accumulated other comprehensive loss	(27)	(28)
Accumulated deficit	(1,943)	(2,031)

	2,584	2,476
Noncontrolling interests	51	52
Preferred stock of subsidiary	44	44
Preferred stock	243	243

Total equity	2,922	2,815

Long-term debt	6,356	5,837
Long-term debt — related parties	34	178
Non-current portion of capital and finance lease obligations	197	206

	9,509	9,036

Current Liabilities
Current portion of long-term debt, capital and finance lease obligations	604	514
Notes payable	19	—
Accounts payable	406	466
Accrued rate refunds	58	7
Accrued interest	113	107
Accrued taxes	227	289
Deferred income taxes	129	100
Regulatory liabilities	116	120
Other	155	260

	1,827	1,863

Non-current Liabilities
Regulatory liabilities
Cost of removal	1,227	1,203
Income taxes, net	532	519
Other	146	146
Postretirement benefits	1,324	1,502
Asset retirement obligation	211	206
Deferred investment tax credit	53	54
Deferred income taxes	114	55
Other	340	317

	3,947	4,002

Commitments and Contingencies (Notes 4, 6 and 8)

Total Stockholders’ Investment and Liabilities	$15,283	$14,901

CMS Energy Corporation
Consolidated Statements of Common Stockholders’ Equity
(Unaudited)
(As Revised, See Note 1)

In Millions
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

Common Stock
At beginning and end of period	$2	$2	$2	$2

Other Paid-in Capital
At beginning of period	4,538	4,520	4,533	4,517
Common stock issued	3	5	8	8
Conversion option on convertible debt	11	—	11	—

At end of period	4,552	4,525	4,552	4,525

Accumulated Other Comprehensive Loss
Retirement benefits liability
At beginning of period	(27)	(16)	(27)	(15)
Retirement benefits liability adjustments (a)	—	—	—	(1)

At end of period	(27)	(16)	(27)	(16)

Investments
At beginning of period	(4)	(4)	—	—
Unrealized gain (loss) on investments (a)	5	(1)	1	(5)

At end of period	1	(5)	1	(5)

Derivative instruments
At beginning and end of period	(1)	(1)	(1)	(1)

Foreign currency translation
At beginning of period	—	(128)	—	(128)
Sale of interests in TGN (a)	—	128	—	128

At end of period	—	—	—	—

Total Accumulated Other Comprehensive Loss	(27)	(22)	(27)	(22)

Accumulated Deficit
At beginning of period	(1,990)	(2,151)	(2,031)	(2,227)
Effects of changing the retirement plans measurement date pursuant to SFAS No. 158
Service cost, interest cost, and expected return on plan assets for December 1 through December 31, 2007, net of tax	—	—	—	(4)
Additional loss from December 1 through December 31, 2007, net of tax	—	—	—	(2)
Net income attributable to CMS Energy (a)	78	47	151	152
Preferred stock dividends declared	(3)	(3)	(6)	(6)
Common stock dividends declared	(28)	(21)	(57)	(41)

At end of period	(1,943)	(2,128)	(1,943)	(2,128)

Total Common Stockholders’ Equity	$2,584	$2,377	$2,584	$2,377

The accompanying notes are an integral part of these statements.

In Millions
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

(a) Disclosure of Comprehensive Income:

Net income attributable to CMS Energy	$78	$47	$151	$152

Retirement benefits liability adjustments, net of tax of $-, $-, $-, and $2, respectively	—	—	—	(1)

Unrealized gain (loss) on investments, net of tax (tax benefit) of $-, $(1), $-, and $(3), respectively	5	(1)	1	(5)

Sale of interests in TGN, net of tax of $69	—	128	—	128

Total Comprehensive Income	$83	$174	$152	$274

Consumers Energy Company
Consolidated Statements of Income
(Unaudited)
(As Revised, See Note 1)

In Millions
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

Operating Revenue	$1,182	$1,263	$3,216	$3,354

Operating Expenses
Fuel for electric generation	105	118	216	245
Purchased and interchange power	280	293	564	610
Purchased power — related parties	17	17	35	37
Cost of gas sold	195	289	1,131	1,233
Other operating expenses	196	194	403	364
Maintenance	54	44	98	80
Depreciation and amortization	118	124	288	294
General taxes	46	45	107	102
Gain on asset sales, net	(3)	—	(3)	—

	1,008	1,124	2,839	2,965

Operating Income	174	139	377	389

Other Income (Deductions)
Interest	5	9	10	16
Regulatory return on capital expenditures	6	8	13	16
Other income	3	2	8	5
Other expense	(2)	(5)	(4)	(6)

	12	14	27	31

Interest Charges
Interest on long-term debt	65	55	124	113
Other interest	5	4	10	11
Capitalized interest	(1)	(1)	(2)	(3)

	69	58	132	121

Income Before Income Taxes	117	95	272	299

Income Tax Expense	45	35	101	109

Net Income	72	60	171	190

Preferred Stock Dividends	—	—	1	1

Net Income Available to Common Stockholder	$72	$60	$170	$189

The accompanying notes are an integral part of these statements.

Consumers Energy Company
Consolidated Statements of Cash Flows
(Unaudited)
(As Revised, See Note 1)

In Millions
Six Months Ended June 30	2009	2008

Cash Flows from Operating Activities
Net income	$171	$190
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	288	294
Deferred income taxes and investment tax credit	46	44
Regulatory return on capital expenditures	(13)	(16)
Postretirement benefits expense	89	74
Capital lease and other amortization	13	16
Bad debt expense	30	16
Gain on sale of assets	(3)	—
Postretirement benefits contributions	(225)	(24)
Changes in assets and liabilities:
Decrease in accounts receivable, notes receivable and accrued revenue	114	199
Decrease in accrued power supply and gas revenue	5	40
Decrease in inventories	266	122
Decrease in accounts payable	(20)	(3)
Increase in accrued expenses	4	7
Decrease in other current and non-current assets	106	101
Decrease in other current and non-current liabilities	(15)	(106)

Net cash provided by operating activities	856	954

Cash Flows from Investing Activities
Capital expenditures (excludes assets placed under capital lease)	(407)	(338)
Cost to retire property	(25)	(12)
Proceeds from sale of assets	7	—
Restricted cash and cash equivalents	2	5

Net cash used in investing activities	(423)	(345)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	500	250
Retirement of long-term debt	(218)	(426)
Payment of common stock dividends	(130)	(168)
Payment of capital and finance lease obligations	(12)	(12)
Stockholder’s contribution	100	—
Payment of preferred stock dividends	(1)	(1)
Debt issuance and financing costs	(4)	(4)

Net cash provided by (used in) financing activities	235	(361)

Net Increase in Cash and Cash Equivalents	668	248

Cash and Cash Equivalents, Beginning of Period	69	195

Cash and Cash Equivalents, End of Period	$737	$443

The accompanying notes are an integral part of these statements.

Consumers Energy Company
Consolidated Balance Sheets
(Unaudited)
(As Revised, See Note 1)

		In Millions
	June 30	December 31
ASSETS	2009	2008

Plant and Property (at cost)
Electric utility	$9,235	$8,965
Gas utility	3,667	3,622
Other	15	15

	12,917	12,602
Less accumulated depreciation, depletion, and amortization	4,271	4,242

	8,646	8,360
Construction work in progress	553	607

	9,199	8,967

Investments
Stock of affiliates	22	19

Current Assets
Cash and cash equivalents	737	69
Restricted cash and cash equivalents	23	25
Accounts receivable and accrued revenue, less allowances of $28 in 2009 and $24 in 2008	683	829
Notes receivable	80	93
Accrued power supply and gas revenue	2	7
Accounts receivable — related parties	1	2
Inventories at average cost
Gas in underground storage	885	1,168
Materials and supplies	108	103
Generating plant fuel stock	130	118
Deferred property taxes	128	165
Regulatory assets — postretirement benefits	19	19
Prepayments and other	21	30

	2,817	2,628

Non-current Assets
Regulatory assets
Securitized costs	392	416
Postretirement benefits	1,386	1,431
Customer Choice Act	68	90
Other	475	482
Other	124	213

	2,445	2,632

Total Assets	$14,483	$14,246

The accompanying notes are an integral part of these statements.

		In Millions
	June 30	December 31
STOCKHOLDER’S INVESTMENT AND LIABILITIES	2009	2008

Capitalization
Common stockholder’s equity
Common stock, authorized 125.0 shares; outstanding 84.1 shares for both periods	$841	$841
Other paid-in capital	2,582	2,482
Accumulated other comprehensive income (loss)	3	(1)
Retained earnings	423	383

	3,849	3,705
Preferred stock	44	44

Total equity	3,893	3,749

Long-term debt	4,081	3,908
Non-current portion of capital and finance lease obligations	197	206

	8,171	7,863

Current Liabilities
Current portion of long-term debt, capital and finance lease obligations	515	408
Accounts payable	394	444
Accrued rate refunds	58	7
Accounts payable — related parties	10	14
Accrued interest	78	69
Accrued taxes	234	289
Deferred income taxes	232	277
Regulatory liabilities	116	120
Other	118	151

	1,755	1,779

Non-current Liabilities
Deferred income taxes	872	792
Regulatory liabilities
Cost of removal	1,227	1,203
Income taxes, net	532	519
Other	146	146
Postretirement benefits	1,266	1,436
Asset retirement obligations	210	205
Deferred investment tax credit	53	54
Other	251	249

	4,557	4,604

Commitments and Contingencies (Notes 4, 6 and 8)

Total Stockholder’s Investment and Liabilities	$14,483	$14,246

Consumers Energy Company
Consolidated Statements of Common Stockholder’s Equity
(Unaudited)
(As Revised, See Note 1)

				In Millions
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

Common Stock
At beginning and end of period (a)	$841	$841	$841	$841

Other Paid-in Capital
At beginning of period	2,482	2,482	2,482	2,482
Stockholder’s contribution	100	—	100	—

At end of period	2,582	2,482	2,582	2,482

Accumulated Other Comprehensive Loss
Retirement benefits liability
At beginning of period	(7)	(9)	(7)	(15)
Retirement benefits liability adjustments (b)	—	—	—	6

At end of period	(7)	(9)	(7)	(9)

Investments
At beginning of period	7	7	6	15
Unrealized gain (loss) on investments (b)	3	1	4	(7)

At end of period	10	8	10	8

Total Accumulated Other Comprehensive Income (Loss)	3	(1)	3	(1)

Retained Earnings
At beginning of period	409	334	383	324
Effects of changing the retirement plans measurement date pursuant to SFAS No. 158
Service cost, interest cost, and expected return on plan assets for December 1 through December 31, 2007, net of tax	—	—	—	(4)
Additional loss from December 1 through December 31, 2007, net of tax	—	—	—	(2)
Net income (b)	72	60	171	190
Common stock dividends declared	(58)	(55)	(130)	(168)
Preferred stock dividends declared	—	—	(1)	(1)

At end of period	423	339	423	339

Total Common Stockholder’s Equity	$3,849	$3,661	$3,849	$3,661

The accompanying notes are an integral part of these statements.

				In Millions
	Three Months Ended		Six Months Ended
June 30	2009	2008	2009	2008

(a) Number of shares of common stock outstanding was 84,108,789 for all periods presented.

(b) Disclosure of Comprehensive Income:

Net income	$72	$60	$171	$190

Retirement benefits liability
Retirement benefits liability adjustments, net of tax of $-, $-, $-, and $2, respectively	—	—	—	6

Investments
Unrealized gain (loss) on investments, net of tax (tax benefit) of $-, $1, $-, and $(3), respectively	3	1	4	(7)

Total Comprehensive Income	$75	$61	$175	$189

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CMS Energy Corporation
Consumers Energy Company
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
These interim Consolidated Financial Statements have been prepared by CMS Energy and Consumers in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. As a result, CMS Energy and Consumers have condensed or omitted certain information and Note disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. CMS Energy and Consumers have reclassified certain prior year amounts to conform to the presentation in the current year. The Consolidated Financial Statements for the six months ended June 30, 2008 have been updated for amounts previously reported. In management’s opinion, the unaudited information contained in this report reflects all adjustments of a normal recurring nature necessary to ensure the fair presentation of financial position, results of operations and cash flows for the periods presented. The Notes to Consolidated Financial Statements and the related Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and related Notes contained in CMS Energy’s and Consumers’ 2008 Form 10-K. Due to the seasonal nature of CMS Energy’s and Consumers’ operations, the results presented for this interim period are not necessarily indicative of results to be achieved for the fiscal year.
These interim Consolidated Financial Statements and accompanying Note disclosures include the evaluation of subsequent events through July 30, 2009, the date of issuance, except for updates to reflect the impacts of the rate order that Consumers received on November 2, 2009, as described in Note 1, Subsequent Event.
1: SUBSEQUENT EVENT
On November 2, 2009, the MPSC issued a final order in Consumers’ electric rate case, authorizing Consumers to increase its electric rates by $139 million annually, which was $40 million less than the rate increase that Consumers self-implemented in May 2009. The MPSC directed Consumers to refund to customers the difference between the rates it self-implemented in May and the rates authorized in this order, plus interest, subject to a reconciliation proceeding. The order also authorized Consumers to implement an uncollectible accounts expense tracking mechanism, effective January 1, 2009. This tracker will allow Consumers to adjust its rates to collect or refund 80 percent of the difference between actual uncollectible accounts expense for the calendar year and the base level of uncollectible expense in Consumers’ rates. The order contained a number of other provisions, including a decoupling mechanism, that apply prospectively to Consumers’ electric rates.
In accordance with the accounting rules that apply to certain adjustments of utility revenue under ratemaking processes, CMS Energy and Consumers have recorded the impacts of the MSPC rate order that are specifically identifiable with prior interim periods of 2009 as adjustments to those periods, and have revised their financial statements to reflect these effects. All other information in CMS Energy’s and Consumers’ financial statements for the interim periods of 2009 remains unchanged.
The effect of the uncollectible accounts expense tracking mechanism on the six months ended June 30, 2009 was a decrease in Other operating expenses of $6 million, with a corresponding increase to Other Non-current Assets. The effect of the adjustment to Consumers’ self-implemented rates was a decrease in Operating Revenue of $2 million, with a corresponding increase to Other Regulatory liabilities. For the three months ended June 30, 2009, the effect of the uncollectible accounts expense tracking mechanism was a decrease in Other operating expenses of $4 million, with an corresponding increase to Other Non-

current Assets. The effect of the adjustment to Consumers’self-implemented rates was a decrease in Operating Revenue of $2 million, with a corresponding increase to Current Regulatory liabilities.
Revised amounts as of June 30, 2009 are as follows:

CMS Energy, including Consumers	In Millions (except for per share amounts)
Six months ended June 30, 2009	As Reported	Adjustment	As Revised

Income from Continuing Operations	$123	$2	$125
Net Income Available to Common Stockholders	$143	$2	$145
Basic Earnings Per Share	$0.63	$0.01	$0.64
Diluted Earnings Per Share	$0.61	$0.01	$0.62

Three months ended June 30, 2009	As Reported	Adjustment	As Revised

Income from Continuing Operations	$50	$1	$51
Net Income Available to Common Stockholders	$74	$1	$75
Basic Earnings Per Share	$0.33	$—	$0.33
Diluted Earnings Per Share	$0.32	$—	$0.32

Consumers			In Millions
Six months ended June 30, 2009	As Reported	Adjustment	As Revised

Net Income	$169	$2	$171
Net Income Available to Common Stockholder	$168	$2	$170

Three months ended June 30, 2009	As Reported	Adjustment	As Revised

Net Income	$71	$1	$72
Net Income Available to Common Stockholder	$71	$1	$72

For further details on Consumers’ electric rate case, see the “Consumers’ Electric Utility Rate Matters — Electric Rate Case and Self-Implemented Rates” section of Note 5, Utility Rate Matters.
2: ACCOUNTING POLICIES
SIGNIFICANT ACCOUNTING POLICIES
Self-implemented Rates: Consumers is allowed to self-implement new energy rates six months after a new rate case filing if the MPSC has not issued an order in the case. The MPSC then has another six months to issue a final order. If the MPSC does not issue an order, the filed rates are considered approved. If the MPSC issues an order, the rates that Consumers self-implemented may be subject to refund, with interest. Consumers recognizes revenue associated with self-implemented rates. If Consumers considers it probable that it will be required to refund a portion of its self-implemented rates, then Consumers records a provision for revenue subject to refund. For details on Consumers’ self-implemented rates, see Note 5, Utility Rate Matters.
IMPLEMENTATION OF NEW ACCOUNTING STANDARDS
SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51: Under this standard, which was effective for CMS Energy and Consumers January 1, 2009, ownership interests in subsidiaries held by third parties, previously referred to as minority interests, are presented as noncontrolling interests and shown separately on the parent’s balance sheet within equity. In addition, net income attributable to noncontrolling interests is included in net income on the income statement. CMS Energy has applied these provisions to current and prior periods presented in its consolidated financial statements. The standard had no impact on Consumers’ consolidated financial statements for the periods presented. The standard also affects the accounting for changes in a parent’s ownership interest, including deconsolidation of a subsidiary. CMS Energy and Consumers will apply these provisions of the standard to any such future transactions.
SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133: This standard, which was effective for CMS Energy and Consumers January 1, 2009, requires enhanced disclosures about how and why derivatives are used, how derivatives and related hedged items are accounted for, and how derivatives and any related hedged items affect financial position, financial performance, and cash flows. The standard did not impact CMS Energy’s or Consumers’ consolidated income, cash flows, or financial position. For additional details on CMS Energy’s and Consumers’ derivatives, see Note 8, Financial and Derivative Instruments.

FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement): This standard, which was effective for CMS Energy and Consumers January 1, 2009, requires CMS Energy to account for the liability and equity components of its convertible debt securities separately and in a manner that reflects CMS Energy’s borrowing rate for nonconvertible debt. The following table summarizes the effects of adopting this standard on CMS Energy’s consolidated financial statements:

Increases (decreases)	In Millions, Except Per Share Amounts
Three months ended June 30	2009	2008

Interest on long-term debt	$2	$3
Income tax expense	(1)	(1)

Net income	$(1)	$(2)

Earnings Per Average Common Share
Basic	$(0.01)	$—
Diluted	$(0.01)	$—

Six months ended June 30	2009	2008

Interest on long-term debt	$4	$5
Income tax expense	(2)	(2)

Net income	$(2)	$(3)

Earnings Per Average Common Share
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Increases (decreases)	December 31, 2008	January 1, 2008

Assets
Non-current deferred income tax assets	$—	$(12)

Liabilities
Long-term debt	$(22)	$(30)
Non-current deferred income tax liabilities	9	—

Total	$(13)	$(30)

Common Stockholders’ Equity
Other paid-in capital	$37	$37
Accumulated deficit	24	19

Total	$13	$18

The standard had no impact on Consumers’ consolidated financial statements. For additional details on CMS Energy’s convertible debt instruments, see Note 6, Financings and Capitalization.
FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities: Under this standard, which was effective for CMS Energy and Consumers January 1, 2009, share-based payment awards that accrue cash dividends when common shareholders receive dividends are considered participating securities if the dividends are not required to be returned to the company when the employee forfeits the award. The standard applies to CMS Energy’s outstanding unvested restricted stock awards, which are considered participating securities and thus are included in the computation of basic EPS. Implementation of the standard for CMS Energy did not have a material impact for the six months ended June 30, 2009 or 2008. Retrospective implementation of the standard at CMS Energy will reduce basic and diluted EPS by $0.01 for the year ended December 31, 2008. The standard had no impact on Consumers’ consolidated financial statements.
FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly: The standard, which was effective for the quarter ended June 30, 2009 for CMS Energy and Consumers, provides guidance on determining whether there has been a significant decrease in market activity for an asset or liability and whether quoted prices may reflect distressed transactions. The guidance indicates that entities should not rely on distressed prices in determining fair value, but may instead use alternative valuation techniques, such as discounting future cash flows assuming an orderly transaction. The standard requires quarterly disclosures about the inputs and valuation techniques used in fair value measurements. Previously, these disclosures were required only annually. See Note 3, Fair Value Measurements, for the required disclosures. The standard had no impact on CMS Energy’s or Consumers’ consolidated income, cash flows, or financial position.
FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments: The standard, which was effective for the quarter ended June 30, 2009 for CMS Energy and Consumers, amends the other-than-temporary impairment guidance for debt securities. Entities no longer need to assert both the intent and ability to hold an impaired debt security until recovery to avoid recording an other-than-temporary impairment. Instead, an entity must consider whether it intends to sell the security or whether it is more likely than not that it will be required to sell the security prior to recovery. If either of these criteria are met, the full impairment should be recognized in earnings. If neither criterion is met, only impairments due to credit losses should be recorded to earnings, while impairments related to other factors should be recorded to other comprehensive income. The standard also includes additional disclosure requirements. The standard had no impact on CMS Energy’s or Consumers’ consolidated financial statements; however, the new guidance will be incorporated in future assessments of other-than-temporary impairments of debt securities.
FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments: This standard, which was effective for the quarter ended June 30, 2009 for CMS Energy and Consumers, requires quarterly disclosures of the fair values of financial instruments. Previously, these disclosures were required only annually. The standard also requires quarterly disclosure of the methods and significant assumptions used in the fair value measurements. The standard did not impact CMS Energy’s or Consumers’ consolidated income, cash flows, or financial position.
EITF Issue 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock: This standard, which was effective for CMS Energy and Consumers January 1, 2009, establishes new criteria for determining whether freestanding instruments or embedded features are considered “indexed to an entity’s own stock” for the purpose of assessing potential derivative accounting or balance sheet classification. This guidance applies to the equity conversion features in CMS Energy’s contingently convertible senior notes and preferred stock. Under the new criteria, these features remain exempt from derivative accounting, and thus, this standard had no impact on CMS Energy’s or Consumers’ consolidated financial statements.
EITF Issue 08-5, Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement: This standard, which was effective for CMS Energy and Consumers January 1, 2009, concludes that the fair value measurement of a liability should not consider the effect of a third-party credit enhancement or guarantee supporting the liability. To comply with the standard, CMS Energy and Consumers adjusted the methods they use to determine the fair values of certain long-term debt instruments for their fair value disclosures, resulting in a minor reduction in the fair values disclosed. For the fair value disclosures, see Note 8, Financial and Derivative Instruments. The standard had no impact on CMS Energy’s or Consumers’ consolidated income, cash flows, or financial position.

NEW ACCOUNTING STANDARDS NOT YET EFFECTIVE
SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140: This standard, which will be effective for CMS Energy and Consumers January 1, 2010, removes the concept of a qualifying special purpose entity (QSPE) from guidance relating to transfers of financial assets and extinguishments of liabilities. It also removes the exceptions from applying guidance relating to VIEs to QSPEs. The standard revises and clarifies when an entity is required to derecognize a financial asset that it has transferred to another entity. It further clarifies how to measure beneficial interests received as proceeds in connection with a transfer of a financial asset, and introduces the concept of a “participating interest,” the conditions of which must be met for a partial asset transfer to qualify for sale accounting treatment. The standard also requires enhanced disclosures related to continuing involvement with transferred financial assets. CMS Energy and Consumers are evaluating the impact of this standard on their consolidated financial statements.
SFAS No. 167, Amendments to FASB Interpretation No. 46(R): This standard, which will be effective for CMS Energy and Consumers January 1, 2010, amends FIN 46(R) to replace the quantitative calculation of risks and rewards used to determine which enterprise, if any, has a controlling financial interest in a VIE. The standard establishes a qualitative approach focused on identifying which enterprise (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity. The standard also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. CMS Energy and Consumers are evaluating the impact of this standard on their consolidated financial statements.
FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets: This standard, which will be effective for the year ending December 31, 2009 for CMS Energy and Consumers, requires expanded annual disclosures about postretirement benefit plan assets. The required disclosures include information about investment allocation decisions, major categories of plan assets, the inputs and valuation techniques used in the fair value measurements, the effects of significant unobservable inputs on changes in plan assets, and significant concentrations of risk within plan assets. The standard will not impact CMS Energy’s or Consumers’ consolidated income, cash flows, or financial position.
3: FAIR VALUE MEASUREMENTS
Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. When measuring fair value, CMS Energy and Consumers are required to incorporate all assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. A fair value hierarchy prioritizes inputs used to measure fair value according to their observability in the market. The three levels of the fair value hierarchy are as follows:
•	Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. These markets must be accessible to CMS Energy and Consumers at the measurement date.

•	Level 2 inputs are observable, market-based inputs, other than Level 1 prices. Level 2 inputs may include quoted prices for similar assets or liabilities in active markets, quoted prices in inactive markets, interest rates and yield curves observable at commonly quoted intervals, credit risks, default rates, and inputs derived from or corroborated by observable market data.

•	Level 3 inputs are unobservable inputs that reflect CMS Energy’s or Consumers’ own assumptions about how market participants would value their assets and liabilities.

To the extent possible, CMS Energy and Consumers use quoted market prices or other observable market pricing data in valuing assets and liabilities measured at fair value. If this information is unavailable, they use market-corroborated data or reasonable estimates about market participant assumptions. CMS Energy and Consumers classify fair value measurements within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement in its entirety.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes, by level within the fair value hierarchy, CMS Energy’s and Consumers’ assets and liabilities reported at fair value on a recurring basis at June 30, 2009:

In Millions
	Total	Level 1	Level 2	Level 3
CMS Energy, including Consumers
Assets:
Cash equivalents	$985	$985	$—	$—
Restricted cash equivalents	5	5	—	—
Nonqualified deferred compensation plan assets	4	4	—	—
SERP
Equity securities	41	41	—	—
Debt securities	27	—	27	—
Derivative instruments (a)	1	—	1	—

Total	$1,063	$1,035	$28	$—

Liabilities:
Nonqualified deferred compensation plan liabilities	$5	$5	$—	$—
Derivative instruments (b)	17	3	3	11

Total (c)	$22	$8	$3	$11

Consumers
Assets:
Cash equivalents	$713	$713	$—	$—
Restricted cash equivalents	5	5	—	—
CMS Energy Common Stock	22	22	—	—
Nonqualified deferred compensation plan assets	3	3	—	—
SERP
Equity securities	27	27	—	—
Debt securities	18	—	18	—

Total	$788	$770	$18	$—

Liabilities:
Nonqualified deferred compensation plan liabilities	$3	$3	$—	$—

Total (c)	$3	$3	$—	$—

(a)	This amount is gross and excludes the $1 million impact of offsetting derivative assets and liabilities under master netting arrangements.

(b)	This amount is gross and excludes the $1 million impact of offsetting derivative assets and liabilities under master netting arrangements and the $3 million impact of offsetting cash margin deposits paid by CMS ERM to other parties.

(c)	At June 30, 2009, CMS Energy’s liabilities classified as Level 3 represent 50 percent of CMS Energy’s total liabilities measured at fair value. Consumers did not have any assets or liabilities classified as Level 3.
The following table summarizes, by level within the fair value hierarchy, CMS Energy’s and Consumers’ assets and liabilities reported at fair value on a recurring basis at December 31, 2008:

In Millions
	Total	Level 1	Level 2	Level 3
CMS Energy, including Consumers
Assets:
Cash equivalents	$176	$176	$—	$—
Restricted cash equivalents	5	5	—	—
Nonqualified deferred compensation plan assets	5	5	—	—
SERP
Equity securities	39	39	—	—
Debt securities	29	—	29	—
Derivative instruments (a)	1	—	1	—

Total	$255	$225	$30	$—

Liabilities:
Nonqualified deferred compensation plan liabilities	$5	$5	$—	$—
Derivative instruments (b)	20	2	2	16

Total (c)	$25	$7	$2	$16

Consumers
Assets:
Cash equivalents	$56	$56	$—	$—
Restricted cash equivalents	5	5	—	—
CMS Energy Common Stock	19	19	—	—
Nonqualified deferred compensation plan assets	3	3	—	—
SERP
Equity securities	25	25	—	—
Debt securities	19	—	19	—

Total	$127	$108	$19	$—

Liabilities:
Nonqualified deferred compensation plan liabilities	$3	$3	$—	$—
Derivative instruments	1	—	1	—

Total (c)	$4	$3	$1	$—

(a)	This amount is gross and excludes the immaterial impact of offsetting derivative assets and liabilities under master netting arrangements.

(b)	This amount is gross and excludes the immaterial impact of offsetting derivative assets and liabilities under master netting arrangements and the $2 million impact of offsetting cash margin deposits paid by CMS ERM to other parties.

(c)	At December 31, 2008, CMS Energy’s liabilities classified as Level 3 represent 64 percent of CMS Energy’s total liabilities measured at fair value. Consumers did not have any assets or liabilities classified as Level 3.
Cash Equivalents: Cash equivalents and restricted cash equivalents consist of money market funds with daily liquidity. The funds invest in U.S. Treasury notes, other government-backed securities, and repurchase agreements collateralized by U.S. Treasury notes.
Nonqualified Deferred Compensation Plan Assets: CMS Energy’s and Consumers’ nonqualified deferred compensation plan assets are invested in various mutual funds. CMS Energy and Consumers value these assets using a market approach, using the daily quoted NAV provided by the fund managers that are the basis for transactions to buy or sell shares in each fund. CMS Energy and Consumers report these assets in Other non-current assets on their Consolidated Balance Sheets.
SERP Assets: CMS Energy and Consumers value their SERP assets using a market approach, incorporating prices and other relevant information from market transactions. The SERP equity securities consist of an investment in a Standard & Poor’s 500 Index mutual fund. The fund’s equity securities are listed on an active exchange. The fair value of the SERP equity securities is based on the NAV of the mutual fund, derived from the daily closing prices of the equity securities held by the fund. The NAV is the basis for transactions to buy or sell shares in the fund.
CMS Energy and Consumers value their SERP debt securities, which are investment grade municipal bonds, using a matrix pricing model that incorporates market-based information. The fair value of the SERP debt securities is derived from various observable inputs, including benchmark yields, reported securities trades, broker/dealer quotes, bond ratings, and general information on market movements for investment grade municipal securities normally considered by market participants when pricing such debt securities. CMS Energy and Consumers report their SERP assets in Other non-current assets on their Consolidated Balance Sheets. For additional details about SERP securities, see Note 8, Financial and Derivative Instruments.
Nonqualified Deferred Compensation Plan Liabilities: CMS Energy and Consumers value their non-qualified deferred compensation plan liabilities based on the fair values of the plan assets, as they reflect what CMS Energy and Consumers owe the plan participants in accordance with their investment elections. CMS Energy reports these liabilities, except for liabilities related to its DSSP, in Other non-current liabilities on its Consolidated Balance Sheets; its DSSP liability is included in Non-current postretirement benefits. Consumers reports all of its nonqualified deferred compensation plan liabilities in Other non-current liabilities on its Consolidated Balance Sheets.
Derivative Instruments: CMS Energy and Consumers value their derivative instruments using either a market approach that incorporates information from market transactions, or an income approach that discounts future expected cash flows to a present value amount. They use various inputs to value the derivatives depending on the type of contract and the availability of market data. CMS Energy has exchange-traded derivative contracts that are valued based on Level 1 quoted prices in actively traded markets, as well as derivatives that are valued using Level 2 inputs, including commodity market prices, interest rates, credit ratings, default rates, and market-based seasonality factors. CMS Energy also has derivative instruments that extend beyond time periods in which quoted prices are available. For these instruments, CMS Energy uses modeling methods to project future prices. Such fair value measurements are classified in Level 3 unless modeling was required only for an insignificant portion of the total derivative value.
CMS Energy’s derivatives include an electricity sales agreement held by CMS ERM. This agreement, classified as Level 3, extends beyond the term for which quoted electricity prices are available. To value this agreement, CMS Energy uses a proprietary forward power pricing curve that is based on forward gas prices and an implied heat rate. CMS Energy also increases the fair value of the liability for this agreement by an amount that reflects the uncertainty of its model.
For all fair values other than Level 1 prices, CMS Energy and Consumers incorporate adjustments for the risk of nonperformance. For derivative assets, a credit adjustment is applied against the asset based on the published default rate for the credit rating that CMS Energy and Consumers assign to the counterparty based on an internal credit-scoring model. This model considers various inputs, including the counterparty’s financial statements, credit reports, trade press, and other information that would be available to market participants. To the extent that the internal ratings are comparable to credit ratings published by independent rating agencies, the resulting credit adjustment is classified within Level 2. If the internal model results in a rating that is outside of the range of ratings given by the independent agencies and the credit adjustment is significant to the overall valuation, the derivative fair value is classified as Level 3. CMS Energy and Consumers adjust their derivative liabilities downward to reflect the risk of their own nonperformance, based on their published credit ratings. Adjustments for credit risk using the approach outlined above are not materially different from the adjustments that would result from using credit default swap rates for the contracts presently held. For details about derivative contracts, see Note 8, Financial and Derivative Instruments.
Assets and Liabilities Measured at Fair Value on a Recurring Basis using Level 3 Inputs
The following table is a reconciliation of changes in the fair values of Level 3 assets and liabilities at CMS Energy:

In Millions
Three months ended June 30	2009	2008
Balance at April 1	$(10)	$(21)
Total gains (realized and unrealized)
Included in earnings (a)	—	(3)
Purchases, sales, issuances, and settlements (net)	(1)	—

Balance at June 30	(11)	(24)

Unrealized gains (losses) included in earnings for the quarter ended June 30 relating to assets and liabilities still held at June 30 (a)	$(1)	$(4)

In Millions
Six months ended June 30	2009	2008
Balance at January 1	$(16)	$(19)
Total gains (realized and unrealized)
Included in earnings (a)	6	(6)
Purchases, sales, issuances, and settlements (net)	(1)	1

Balance at June 30	(11)	(24)

Unrealized gains (losses) included in earnings for the six months ended June 30 relating to assets and liabilities still held at June 30 (a)	$4	$(8)

(a)	CMS Energy records realized and unrealized gains and losses for Level 3 recurring fair values in earnings as a component of Operating Revenue or Operating Expenses in its Consolidated Statements of Income.
4: CONTINGENCIES
CMS ENERGY CONTINGENCIES
Gas Index Price Reporting Investigation: In 2002, CMS Energy notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications, which compile and report index prices. CMS Energy cooperated with an investigation by the DOJ regarding this matter. Although CMS Energy has not received any formal notification that the DOJ has completed its investigation, the DOJ’s last request for information occurred in 2003, and CMS Energy completed its response to this request in 2004. CMS Energy is unable to predict the outcome of the DOJ investigation and what effect, if any, the investigation will have on its business.
Gas Index Price Reporting Litigation: CMS Energy, along with CMS MST, CMS Field Services, Cantera Natural Gas, Inc. (the company that purchased CMS Field Services) and Cantera Gas Company are named as defendants in various class action and individual lawsuits arising as a result of allegedly inaccurate natural gas price reporting. Allegations include manipulation of NYMEX natural gas futures and options prices, price-fixing conspiracies, and artificial inflation of natural gas retail prices in California, Colorado, Kansas, Missouri, Tennessee, and Wisconsin.
In 2007, CMS MST settled a master class action suit in California state court for $7 million and the CMS Energy defendants settled four class action suits originally filed in California federal court. CMS MST is the only remaining defendant in the California state court cases. In July 2009, CMS MST entered into a settlement of the remaining California state court cases. The settlement amount is immaterial to CMS Energy.
All CMS Energy defendants were dismissed from the Missouri Public Service Commission case, a state action, and the Breckenridge case, a federal action. Appeals are pending in both cases. CMS Energy was also dismissed from three federal cases, while the other CMS Energy defendants remain. CMS Energy defendants were also dismissed from a federal case in Wisconsin, but the plaintiffs have filed a motion for reconsideration and refiled the complaint in Michigan federal court. The Michigan case was transferred to the multi-district litigation proceeding in Nevada. In addition, the Tennessee Supreme Court has granted the CMS Energy defendants’ application for leave to appeal the Tennessee class action lawsuit. Other cases in several jurisdictions remain pending.
Another class action complaint was filed in March 2009 in circuit court in Wood County, Wisconsin, against CMS Energy defendants, along with 19 other non-CMS Energy companies, alleging conspiracy to restrain trade through inaccurate natural gas price reporting. Defendants removed the case to federal court in Wisconsin, and it was transferred through the multi-district litigation process to the consolidated actions in Nevada. CMS Energy cannot predict the financial impact or outcome of these matters.
Bay Harbor: As part of the development of Bay Harbor by certain subsidiaries of CMS Energy, and under an agreement with the MDEQ, third parties constructed a golf course and park over several abandoned CKD piles left over from the former cement plant operations on the Bay Harbor site. The third parties also undertook a series of remedial actions, including constructing a leachate collection system at an identified seep. Leachate is produced when water enters into the CKD piles. In 2002, CMS Energy sold its interest in Bay Harbor, but retained its obligations under environmental indemnities entered into at the start of the project.
In 2005, the EPA, along with CMS Land and CMS Capital, voluntarily executed an AOC under Superfund and approved a Removal Action Work Plan to address contamination issues at Bay Harbor. Collection systems required under the plan have been installed and effectiveness monitoring of the systems at the shoreline is ongoing. CMS Land, CMS Capital, and the EPA have agreed upon augmentation measures to address areas where pH measurements are not satisfactory. The augmentation measures are being implemented and are expected to be completed this year.
In 2008, the MDEQ and the EPA granted permits for CMS Land or its affiliate, Beeland, to construct and operate a deep injection well in Antrim County, Michigan, to dispose of leachate from Bay Harbor. Certain environmental groups, a local township, and a local county filed lawsuits appealing the permits. One appeal relating to the permit remains pending in the state court. Groups opposed to the injection well filed a lawsuit in Antrim County against development of the well and in January 2009, the trial judge issued an injunction. Beeland filed an application for leave to appeal the court’s order with the Michigan Court of Appeals and the Michigan Supreme Court. Both appeals were denied.
CMS Land and CMS Capital, the MDEQ, the EPA, and other parties are discussing the long-term remedy for the Bay Harbor sites, including:
•	the disposal of leachate;

•	the capping and excavation of CKD;

•	the location and design of collection lines and upstream diversion of water;

•	potential flow of leachate below the collection system;

•	applicable criteria for various substances such as mercury; and

•	other matters that are likely to affect the scope of remedial work that CMS Land and CMS Capital may be obligated to undertake.
CMS Energy has recorded a cumulative charge related to Bay Harbor, including accretion expense, of $177 million, of which $36 million was recorded in the second quarter of 2009. Several factors contributed to the revised remediation cost estimates in the second quarter of 2009. These factors include increased costs related to the disposal of collected leachate and delays in identifying and securing a long-term water management solution. In addition, CMS Land and CMS Capital are projecting higher costs for operating and maintaining the existing collection system.
At June 30, 2009, CMS Energy had a recorded liability of $90 million for its remaining obligations. CMS Energy calculated this liability based on discounted projected costs, using a discount rate of 4.32 percent and an inflation rate of 1 percent on annual operating and maintenance costs. CMS Energy based the discount rate on the interest rate for 30-year U.S. Treasury securities on June 30, 2009. The undiscounted amount of the remaining obligation is $116 million. CMS Energy expects to pay $22 million in 2009, $13 million in 2010, $6 million in 2011, and the remainder on long-term liquid disposal and operating and maintenance costs.
CMS Energy’s estimate of remedial action costs and the timing of expenditures could change if there are additional major changes in circumstances or assumptions, including but not limited to:
•	an increase in the number of contamination areas;

•	different remediation techniques;

•	the nature and extent of contamination;

•	continued inability to reach agreement with the MDEQ or the EPA over required remedial actions;

•	delays in the receipt of requested permits;

•	delays following the receipt of any requested permits due to legal appeals of third parties;

•	further increases in water disposal costs;

•	delays in developing a long-term water disposal option;

•	additional or new legal or regulatory requirements; or

•	new or different landowner claims.
Depending on the size of any indemnity obligation or liability under environmental laws, an adverse outcome of this matter could have a material adverse effect on CMS Energy’s liquidity and financial condition and could negatively impact CMS Energy’s financial results. CMS Energy cannot predict the financial impact or outcome of this matter.
Quicksilver Resources, Inc.: In 2001, Quicksilver sued CMS MST in Texas state court in Fort Worth, Texas for breach of contract in connection with a base contract for the sale and purchase of natural gas. The jury verdict awarded Quicksilver no compensatory damages but $10 million in punitive damages. In

2007, the trial court nullified the jury award of punitive damages but held that the contract should be rescinded prospectively. The judicial rescission of the contract caused CMS Energy to record a charge in the second quarter of 2007 of $24 million, net of tax. In June 2009, the Texas Court of Appeals ruled in favor of CMS MST and, pursuant to a settlement agreement to end the litigation, Quicksilver paid $5 million to CMS MST, which caused CMS Energy to recognize a $5 million credit to Cost of gas sold. The parties have agreed not to appeal. The Quicksilver matter has now been resolved.
State Street Bank and TSU Litigation: In 1998, CMS Viron installed a number of energy savings measures at TSU. CMS Viron sold the master lease for the project to a third-party, which transferred its interest to State Street Bank. Although TSU accepted the improvements, it refused to pay on the grounds that the Texas Board of Higher Education had not approved the expenditure. In 2002, State Street Bank sued CMS Viron in the District Court of Harris County, Texas, claiming primarily a breach of warranty. The plaintiffs are seeking $6 million plus interest from CMS Viron. CMS Viron has filed a motion for summary disposition. The trial is scheduled to begin in August 2009. CMS Viron believes it has a valid defense to the claim, but cannot predict the outcome of this litigation.
Equatorial Guinea Tax Claim: In 2004, CMS Energy received a request for indemnification from the purchaser of CMS Oil and Gas. The indemnity claim relates to the sale of CMS Energy’s oil, gas and methanol projects in Equatorial Guinea and the claim of the government of Equatorial Guinea that CMS Energy owes $142 million in taxes in connection with that sale. CMS Energy concluded that the government’s tax claim is without merit and the purchaser of CMS Oil and Gas submitted a response to the government rejecting the claim. The government of Equatorial Guinea has indicated that it still intends to pursue its claim. CMS Energy cannot predict the financial impact or outcome of this matter.
Moroccan Tax Claim: In 2007, CMS Energy sold its 50 percent interest in Jorf Lasfar. As part of the sale agreement, CMS Energy agreed to indemnify the purchaser for 50 percent of any tax assessments on Jorf Lasfar attributable to tax years prior to the sale. In 2007, the Moroccan tax authority concluded its audit of Jorf Lasfar for tax years 2003 through 2005. The audit asserted deficiencies in certain corporate and withholding taxes. In January 2009, CMS Energy paid $18 million, which it charged against a tax indemnification liability established when it recorded the sale of Jorf Lasfar, and accordingly, the payment did not affect earnings. The Moroccan tax authority may also assess taxes for 2006. At June 30, 2009, CMS Energy had a recorded liability of $4 million for its potential indemnity obligation for corporate and withholding taxes for 2006. CMS Energy cannot predict the financial impact or outcome of this matter.
Marathon Indemnity Claim regarding F.T. Barr Claim: In 2001, F. T. Barr, an individual with an overriding royalty interest in production from the Alba field, filed a lawsuit in Harris County District Court in Texas against CMS Energy, CMS Oil and Gas and other defendants alleging that his overriding royalty payments related to Alba field production were improperly calculated. CMS Oil and Gas believes that Barr was properly paid on gas sales and that he was not entitled to the additional overriding royalty payment sought. All parties signed a confidential settlement agreement in 2004. The settlement resolved claims between Barr and the defendants, and the involved CMS Energy entities reserved all defenses to any indemnity claim relating to the settlement. Issues exist between Marathon and certain present or former CMS Energy entities as to the existence and scope of any indemnity obligation to Marathon in connection with the matter. In April 2008, Marathon indicated its intent to pursue the indemnity claim, and certain present and former CMS Energy entities and Marathon entered into a one-year agreement tolling the statute of limitations on any claim by Marathon under the indemnity. In April 2009, certain Marathon entities filed a case in the United States District Court for the Southern District of Texas against Enterprises for indemnification. CMS Energy entities dispute Marathon’s claim, and will vigorously oppose it. CMS Energy entities also will assert that Marathon has suffered minimal, if any, damages. CMS Energy cannot predict the outcome of this matter. If Marathon’s claim were sustained, it would have a material effect on CMS Energy’s future earnings and cash flow.

CONSUMERS’ ELECTRIC UTILITY CONTINGENCIES
Electric Environmental Matters: Consumers’ operations are subject to environmental laws and regulations. Generally, Consumers has been able to recover, in customer rates, the costs to operate its facilities in compliance with these laws and regulations.
Cleanup and Solid Waste: Under the NREPA, Consumers will ultimately incur investigation and response activity costs at a number of sites. Consumers believes that these costs will be recoverable in rates under current ratemaking policies. At June 30, 2009, Consumers had a recorded liability of $1 million, the minimum amount in the range of its estimated probable NREPA liability, in accordance with applicable accounting standards.
Consumers is a potentially responsible party at a number of contaminated sites administered under the Superfund. Superfund liability is joint and several. However, many other creditworthy parties with substantial assets are potentially responsible with respect to the individual sites. Based on its experience, Consumers estimates that its share of the total liability for known Superfund sites will be between $2 million and $11 million. Various factors, including the number of potentially responsible parties involved with each site, affect Consumers’ share of the total liability. At June 30, 2009, Consumers had a recorded liability of $2 million, the minimum amount in the range of its estimated probable Superfund liability, in accordance with applicable accounting standards.
The timing of payments related to Consumers’ investigation and response activities at its Superfund and NREPA sites is uncertain. Periodically, Consumers receives information about new sites, which leads it to review its response activity estimates. Any significant change in the underlying assumptions, such as an increase in the number of sites, different remediation techniques, nature and extent of contamination, and legal and regulatory requirements, could affect its estimates of NREPA and Superfund liability.
Ludington PCB: In 1998, during routine maintenance activities, Consumers identified PCB as a component in certain paint, grout, and sealant materials at Ludington. Consumers removed and replaced part of the PCB material with non-PCB material. Since proposing a plan to take action with respect to the remaining materials, Consumers has had several communications with the EPA. Consumers is not able to predict when the EPA will issue a final ruling and cannot predict the financial impact or outcome of this matter.
Electric Utility Plant Air Permit Issues and Notices of Violation: In 2007, Consumers received a NOV/FOV from the EPA alleging that fourteen utility boilers exceeded the visible emission limits in their associated air permits. The utility boilers are located at the Karn/Weadock Generating Complex, Campbell Plant, Cobb Electric Generating Station and Whiting Plant, which are all in Michigan. Consumers has responded formally to the NOV/FOV denying the allegations and is awaiting the EPA’s response to its submission.
In addition, the EPA has alleged that some utilities have incorrectly classified major plant modifications as RMRR rather than seeking permits from the EPA to modify their plants. Consumers responded to information requests from the EPA on this subject in 2000, 2002, 2006, and 2008. Consumers believes that it has properly interpreted the requirements of RMRR. In addition, in 2008, Consumers received a NOV for three of its coal-fueled facilities alleging, among other things, violations of NSR and PSD regulations relating to ten projects from 1986 to 1998 allegedly subject to NSR review.
Consumers is engaged in discussions with the EPA on both of these matters. Depending upon the outcome of these discussions, the EPA could bring legal action against Consumers and/or Consumers could be required to install additional pollution control equipment at some or all of its coal-fueled electric generating plants, surrender emission allowances, engage in Supplemental Environmental Programs, and/or pay fines. Additionally, Consumers would need to assess the viability of continuing operations at certain plants. Consumers cannot predict the financial impact or outcome of these matters.

RFC Initial Notice of Alleged Violation: In July 2008, Consumers notified RFC, the NERC-affiliated regional reliability organization in the region that includes Consumers’ generating plants, that certain generation equipment covered by the NERC standards for maintenance and testing of certain electrical protection equipment was not covered by Consumers’ Generation Reliability Compliance Program. Since notifying RFC, Consumers has submitted and implemented a mitigation plan. It has also responded to the February 2009 initial notice of violation. Consumers cannot predict the financial impact or outcome of this matter.
Litigation: The transmission charges Consumers pays to MISO have been subject to regulatory review and recovery through the annual PSCR process. Michigan’s attorney general has argued that the statute governing the PSCR process does not permit recovery of transmission charges in that manner and that those expenses should be considered in general rate cases. Several decisions of the Michigan Court of Appeals have ruled against the Michigan attorney general’s arguments, but in September 2008, the Michigan Supreme Court granted the Michigan attorney general’s applications for leave to appeal two of those decisions. In May 2009, the Michigan Supreme Court issued an order affirming Consumers’ ability to recover transmission costs through the PSCR process. The Michigan attorney general filed a petition for reconsideration/rehearing on this decision, which the Michigan Supreme Court denied.
Nuclear Matters:
DOE Litigation: In 1997, a United States Court of Appeals decision confirmed that the DOE was to begin accepting deliveries of spent nuclear fuel for disposal by January 1998. Subsequent United States Court of Appeals litigation, in which Consumers and other utilities participated, has not been successful in producing more specific relief for the DOE’s failure to accept the spent nuclear fuel.
A number of court decisions support the right of utilities to pursue damage claims in the United States Court of Claims against the DOE for failure to take delivery of spent nuclear fuel. Consumers filed a complaint in 2002. If Consumers’ litigation against the DOE is successful, Consumers plans to use any recoveries as reimbursement for the incurred costs of spent nuclear fuel storage during Consumers’ ownership of Palisades and Big Rock. Consumers cannot predict the financial impact or outcome of this matter. The sale of Palisades and the Big Rock ISFSI did not transfer the right to any recoveries from the DOE related to costs of spent nuclear fuel storage incurred during Consumers’ ownership of Palisades and Big Rock.
Nuclear Fuel Disposal Cost: Consumers deferred payment for disposal of spent nuclear fuel used before April 7, 1983. Its DOE liability is $163 million at June 30, 2009. This amount includes interest, and is payable upon the first delivery of spent nuclear fuel to the DOE. Consumers recovered the amount of this liability, excluding a portion of interest, through electric rates. In conjunction with the sale of Palisades and the Big Rock ISFSI in 2007, Consumers retained this obligation and provided a $162 million letter of credit to Entergy as security for this obligation.
CONSUMERS’ GAS UTILITY CONTINGENCIES
Gas Environmental Matters: Consumers expects to incur investigation and remediation costs at a number of sites under the NREPA. These sites include 23 former manufactured gas plant facilities. Consumers operated the facilities on these sites for some part of their operating lives. For some of these sites, it has no current ownership or may own only a portion of the original site. In December 2008, Consumers estimated its undiscounted remaining costs to be between $38 million and $52 million. Consumers expects to fund most of these costs through proceeds from insurance settlements and MPSC-approved rates.

At June 30, 2009, Consumers had a recorded liability of $37 million and a regulatory asset of $66 million that included $30 million of deferred MGP expenditures. The timing of payments related to the remediation of Consumers’ manufactured gas plant sites is uncertain. Consumers expects annual response activity costs to range between $5 million and $6 million over the next five years. Consumers periodically reviews these response activity cost estimates. Any significant change in the underlying assumptions, such as an increase in the number of sites, changes in remediation techniques, or legal and regulatory requirements, could affect Consumers’ estimates of annual response activity costs and MGP liability.
FERC Investigation: In February 2008, Consumers received a data request relating to an investigation the FERC is conducting into possible violations of the FERC’s posting and competitive bidding regulations related to releases of firm capacity on natural gas pipelines. Consumers responded to the FERC’s first data request in the first quarter of 2008. The FERC has also taken depositions and Consumers has responded to additional data requests. Consumers cannot predict the financial impact or outcome of this matter.
GUARANTEES
The following table describes CMS Energy’s guarantees at June 30, 2009:

In Millions
	Issue	Expiration	Maximum		Carrying
Guarantee Description	Date	Date	Obligation		Amount

Indemnity obligations from asset sales and other agreements (a)	Various	Indefinite	$1,369	(b)	$15
Surety bonds and other indemnity obligations (c)	Various	Indefinite	35		—
Guarantees and put options (d)	Various	Various through	4		1
		September 2023

(a)	In May 2007, CMS Energy provided an indemnity to TAQA in connection with the sale of its ownership interests in businesses in the Middle East, Africa, and India, and recorded a $50 million provision for the contingent liability. This indemnity expired on May 2, 2009. CMS Energy eliminated the liability from its balance sheet, recognizing a $45 million benefit to Income (Loss) from Discontinued Operations, Net of Tax (Tax Benefit) and a $5 million benefit to Gain on asset sales, net.

(b)	The majority of this amount arises from stock and asset sales agreements under which CMS Energy indemnified the purchaser for losses resulting from various matters, including claims related to tax disputes, claims related to power purchase agreements, and defects in title to the assets or stock sold to the purchaser by CMS Energy subsidiaries. Except for items described elsewhere in this Note, CMS Energy believes the likelihood of loss to be remote for the indemnity obligations not recorded as liabilities.

(c)	In the normal course of business, CMS Energy issues surety bonds and indemnifications to counterparties to facilitate commercial transactions. CMS Energy would be required to pay a counterparty if it incurred losses due to a breach of contract terms or nonperformance under the contract.

(d)	In 1987, Consumers issued an $85 million guarantee of the MCV Partnership’s performance under a steam and electric power agreement with Dow. In May 2009, the parties mutually terminated the steam and electric power agreement. The termination of the agreement released Consumers from its $85 million guarantee to Dow. At June 30, 2009, the maximum obligation and the carrying amount of CMS Energy’s put option agreements with certain Bay Harbor property owners were $1 million. Additionally, if CMS Energy is required to purchase a Bay Harbor property under a put option agreement, it may sell the property to recover the amount paid under the option.
At June 30, 2009, the maximum obligation and carrying amount for Consumers’ guarantees were immaterial.
The following table provides additional information regarding CMS Energy’s guarantees:

Events That Would
Guarantee Description	How Guarantee Arose	Require Performance

Indemnity obligations from asset sales and other agreements	Stock and asset sales agreements	Findings of misrepresentation, breach of warranties, tax claims, and other specific events or circumstances
Surety bonds and other indemnity obligations	Normal operating activity, permits and licenses	Nonperformance
Guarantees and put options	Normal operating activity	Nonperformance or non-payment by a subsidiary under a related contract
	Bay Harbor remediation efforts	Owners exercising put options requiring CMS Land and CMS Capital to purchase property

CMS Energy and Consumers also enter into various agreements containing tax and other indemnity provisions for which they are unable to estimate the maximum potential obligation. These factors include unspecified exposure under certain agreements. CMS Energy and Consumers consider the likelihood that they would be required to perform or incur substantial losses related to these indemnities to be remote.
OTHER CONTINGENCIES
In addition to the matters disclosed in this Note, CMS Energy, Consumers, and certain other subsidiaries of CMS Energy are parties to certain lawsuits and administrative proceedings before various courts and governmental agencies arising from the ordinary course of business. These lawsuits and proceedings may involve personal injury, property damage, contracts, environmental issues, federal and state taxes, rates, licensing, and other matters. CMS Energy and Consumers believe that the outcome of any one of these proceedings will not have a material adverse effect on their consolidated results of operations, financial position, or cash flows.

5: UTILITY RATE MATTERS
CONSUMERS’ ELECTRIC UTILITY RATE MATTERS
Stranded Cost Recovery: In 2004, the MPSC approved recovery of Consumers’ Stranded Costs incurred in 2002 and 2003 plus interest through the period of collection through a surcharge on ROA customers. Consumers presently has fewer ROA customers than at the time of the 2004 MPSC order, but has experienced a recent upward trend in ROA customers. The 2008 Energy Legislation amended the Customer Choice Act and directed the MPSC to approve rates that will allow recovery of Stranded Costs within five years. In January 2009, Consumers filed an application with the MPSC requesting recovery of these Stranded Costs through a surcharge on both full service and ROA customers. In June 2009, the ALJ’s proposal for decision supported Consumers’ request for recovery. At June 30, 2009, Consumers had a regulatory asset for Stranded Costs of $72 million.
Power Supply Cost Recovery: The PSCR process is designed to allow Consumers to recover all of its power supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies, and practices in annual plan and reconciliation proceedings. Consumers adjusts its PSCR billing factor monthly in order to minimize the over- or underrecovery amount in the annual PSCR reconciliation.
The following table summarizes the PSCR reconciliation filings pending with the MPSC:

Power Supply Cost Recovery Reconciliation
		Net Over-(Under)	PSCR Cost of Power
PSCR Year	Date Filed	recovery (a)	Sold	Description

2007	March 2008	$(42) million (b)	$1.628 billion	In the 2007 PSCR Plan, Consumers expected to offset power supply costs by including a $44 million credit for Palisades sale proceeds due customers. However, the MPSC directed that the Palisades sale proceeds be refunded through bill credits outside of the PSCR process.
2008	March 2009	$2 million	$1.670 billion	The overrecovery amount includes accrued interest and reflects an overrecovery for 2008 less underrecoveries from 2007.

(a)     Amount includes prior year over- or underrecoveries as allowed by the MPSC order in Consumers’ 2007 PSCR plan case.
(b)     In May 2009, the ALJ’s proposal for decision recommended no PSCR recovery for economic development discounts of $3 million and disallowance of $4 million of net replacement power costs associated with a crane incident at Consumers’ Campbell Plant.
2009 PSCR Plan: In September 2008, Consumers submitted its 2009 PSCR plan to the MPSC. The plan seeks approval to apply a uniform maximum PSCR factor of up to $0.02680 per kWh to all classes of customers, which includes recovery of an expected $22 million discount in power supply charges provided to a large industrial customer. The MPSC approved this discount in 2005 to promote long-term investments in the industrial infrastructure of Michigan. In June 2009, the ALJ’s proposal for decision recommended that recovery of this discount should not be included in the PSCR, but should be determined through a general rate case.

Consumers self-implemented the 2009 PSCR charge in January 2009. The August 2009 PSCR billing factor is $0.01529 per kWh. While Consumers expects to recover all of its PSCR costs, it cannot predict the financial impact or outcome of these proceedings.
Electric Rate Case and Self-Implemented Rates: In November 2008, Consumers filed an application with the MPSC seeking an annual increase in revenue of $214 million based on an 11 percent authorized return on equity. The filing sought recovery of costs associated with new plant investments including Clean Air Act investments, higher operating and maintenance costs, and the approval to recover costs associated with Consumers’ advanced metering infrastructure program. The following table details the components of the requested increase in revenue:

In Millions
Components of the increase in revenue

Operating and maintenance	$50
Rate of return	17
Rate base	104
Sales	43

Total	$214

In April 2009, the MPSC staff and intervenors filed testimony concerning the rate case. The MPSC staff recommended a revenue increase of $75 million, based on an 11 percent return on equity. The MPSC staff subsequently filed revised testimony recommending a $111 million revenue increase.
This was the first electric rate case under the new streamlined regulatory process enacted by the 2008 Energy Legislation. The new provisions generally allow utilities to self-implement rates six months after filing, subject to refund with interest, unless the MPSC finds good cause to prohibit self-implementation. The new provisions require the MPSC to issue an order 12 months after filing or the rates, as filed, become permanent. In April 2009, Consumers filed tariff sheets indicating that it planned to self-implement an electric rate increase in the annual amount of $179 million beginning in May 2009. The MPSC issued an order in May 2009 requiring that, if Consumers self-implemented the $179 million electric rate increase, it must simultaneously refund to customers $36 million of excess proceeds from the April 2007 sale of Palisades. Accordingly, in May 2009 Consumers self-implemented an annual electric rate increase of $179 million, subject to refund with interest, and also implemented a one-time refund of $36 million to customers.
In November 2009, the MPSC issued its final order in this case, authorizing Consumers to increase its rates by $139 million annually, $40 million less than the rate increase self-implemented by Consumers. The order reflects an authorized rate of return of 10.7 percent and the exclusion from rate base of amounts associated with an obligation to the DOE for nuclear fuel disposal. The order also requires Consumers to refund the remaining $73 million of proceeds from the April 2007 sale of Palisades. The order adopts a pilot decoupling mechanism that goes into effect December 1, 2009, and which, subject to certain conditions, will allow rates to be adjusted to collect or refund the difference between the level of average sales per customer adopted in the order and actual average sales per customer. The order also adopts an uncollectible expense tracking mechanism, effective January 1, 2009, that will allow rates to be adjusted to collect or refund 80 percent of the difference between the level of uncollectible expense included in rates and actual uncollectible expense.
For details on the impacts of the rate order on the interim periods of 2009, see Note 1, Subsequent Event.
Palisades Regulatory Proceedings: The MPSC order approving the Palisades sale transaction required that Consumers credit $255 million of excess sales proceeds and decommissioning amounts to its retail customers by December 2008. There are additional excess sales proceeds and decommissioning fund balances of $135 million above the amount in the MPSC order. The MPSC order in Consumers’ 2007 electric rate case instructed Consumers to offset the excess sales proceeds and decommissioning fund balances with $26 million of transaction costs from the Palisades sale. In addition, the MPSC required Consumers to offset the electric rate increase it self-implemented in May 2009 with $36 million of these funds. Furthermore, the November 2009 electric rate order ordered Consumers to refund the remaining balance of $73 million, as described in the “Electric Rate Case and Self-Implemented Rates” section of this Note.
Big Rock Decommissioning: The MPSC and the FERC regulate the recovery of costs to decommission Big Rock. In 2000, Consumers stopped funding a Big Rock trust fund because the MPSC-authorized decommissioning surcharge collection period expired. The level of funds provided by the trust fell short of the amount needed to complete decommissioning. As a result, Consumers provided $44 million of corporate contributions for decommissioning costs. Consumers also paid $30 million to Entergy to assume ownership and responsibility for the Big Rock ISFSI and paid $55 million for nuclear fuel storage costs incurred as a result of the DOE’s failure to accept spent nuclear fuel on schedule. At June 30, 2009, Consumers has a $129 million regulatory asset recorded on its Consolidated Balance Sheets for these costs.
In 2008, Consumers filed an application with the MPSC seeking the deferral of ratemaking treatment for the recovery of its nuclear fuel storage costs and the payment to Entergy, until the litigation regarding these costs is resolved in the federal courts. In the application, Consumers is seeking to recover the $44 million Big Rock decommissioning shortfall from customers. The MPSC staff and other interveners have filed testimony in this case recommending that the MPSC deny Consumers’ request and requesting rate refunds of various amounts. Consumers continues to believe that recovery of its regulatory asset is probable, but it cannot predict the financial impact or outcome of this proceeding.
CONSUMERS’ GAS UTILITY RATE MATTERS
Gas Cost Recovery: The GCR process is designed to allow Consumers to recover all of its purchased natural gas costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies, and practices in annual plan and reconciliation proceedings. Consumers adjusts its GCR billing factor monthly in order to minimize the over- or underrecovery amount in the annual GCR reconciliation.
The following table summarizes the GCR reconciliation filings pending with the MPSC:
Gas Cost Recovery Reconciliation

Net Over-(Under)
GCR Year	Date Filed	recovery	GCR Cost of Gas Sold	Description

2007-2008	June 2008	$17 million	$1.7 billion	The overrecovery amount reflects an overrecovery of $15 million plus $2 million in accrued interest owed to customers.
2008-2009	June 2009	$(15) million	$1.8 billion	The underrecovery amount reflects an underrecovery of $16 million less $1 million in accrued interest owed to customers.

GCR plan for year 2009-2010: In December 2008, Consumers filed an application with the MPSC seeking approval of a GCR plan for its 2009-2010 GCR plan year. The request proposed the use of a base GCR ceiling factor of $8.10 per mcf, plus a quarterly GCR ceiling price adjustment contingent upon future events. Using the proposed base GCR ceiling factor, Consumers self-implemented the 2009-2010 GCR charge in April 2009. The August 2009 GCR billing factor is $7.36 per mcf. While Consumers expects to recover all of its GCR costs, it cannot predict the financial impact or outcome of these proceedings.

Gas Depreciation: In August 2008, Consumers filed a gas depreciation case using 2007 data with the MPSC-ordered variations on traditional cost-of-removal methodologies. In December 2008, the MPSC approved a partial settlement agreement allowing Consumers to implement the filed depreciation rates, on an interim basis, concurrent with the implementation of settled rates in its 2008 gas rate case. The interim depreciation rates, which reduced Consumers’ recovery of depreciation expense by $20 million per year, will remain in effect until the MPSC issues a final order in the gas depreciation case. In July 2009, the ALJ’s proposal for decision recommended an additional reduction to Consumers’ recovery of depreciation expense of $28 million per year. The final order in Consumers’ gas depreciation case may increase or decrease its annual recovery of depreciation expense.
Gas Rate Case: In May 2009, Consumers filed an application with the MPSC seeking an annual increase in revenue of $114 million based on an 11 percent authorized return on equity. The filing seeks recovery of costs associated with ongoing investments in gas utility assets, increases in operating and maintenance costs, and recognition of a decrease in expected sales related to the continued decline in the Michigan economy. The following table details the components of the requested increase in revenue:

In Millions

Components of the increase in revenue

Operating and maintenance	$25
Rate of return	8
Rate base	40
Sales	41

Total	$114

Under the new streamlined regulatory process described in the “Consumers’ Electric Utility Rate Matters — Electric Rate Case and Self-Implemented Rates” section of this Note, utilities may be allowed to self-implement rates six months after filing. If the MPSC were to take action to prevent or delay Consumers’ self-implementation, it could have a materially negative impact on Consumers’ earnings and cash flows. Consumers cannot predict the financial impact or outcome of this gas rate case.
Lost and Unaccounted for Gas: Gas utilities typically lose some gas as it is injected into and withdrawn from storage and sent through transmission and distribution systems. Consumers recovers the cost of lost and unaccounted for gas through general rate cases, which have provided for recovery based on an average of the previous five years of actual losses. To the extent that Consumers’ annual lost and unaccounted for gas cost exceeds the previous five-year average, Consumers may be unable to recover these amounts in rates.

6: FINANCINGS AND CAPITALIZATION
Long-term debt is summarized as follows:

		In Millions
	June 30, 2009	December 31, 2008

CMS Energy
Senior notes	$2,175	$1,703
Revolving credit facility	—	105

Total — CMS Energy	2,175	1,808
Consumers	4,579	4,297
Other CMS Energy Subsidiaries	232	252

Total CMS Energy principal amounts outstanding	6,986	6,357
Current amounts	(581)	(489)
Net unamortized discount	(49)	(31)

Total CMS Energy Long-term debt	$6,356	$5,837

Consumers
First mortgage bonds	$3,815	$3,517
Senior notes and other	503	503
Securitization bonds	261	277

Total Consumers principal amounts outstanding	4,579	4,297
Current amounts	(492)	(383)
Net unamortized discount	(6)	(6)

Total Consumers Long-term debt	$4,081	$3,908

Financings: The following is a summary of major long-term debt transactions during the six months ended June 30, 2009:

	Principal		Issue/Retirement
	(in millions)	Interest Rate (%)	Date	Maturity Date

Debt Issuances:
CMS Energy
Convertible senior notes	$173	5.50%	June 2009	June 2029
Senior notes	300	8.75%	June 2009	June 2019
Consumers
First mortgage bonds	500	6.70%	March 2009	September 2019

Debt Retirements:
CMS Energy
Long-term debt — related parties (a)	$144	7.75%	June 2009	July 2027
Consumers
First mortgage bonds	200	4.80%	February 2009	February 2009

(a)      CMS Energy retired this debt at a discount, and recorded a gain on extinguishment of debt of $28 million in Other income in its Consolidated Statements of Income.
In June 2009, CMS Energy commenced cash tender offers to repurchase up to $330 million of CMS Energy’s 7.75 percent senior notes due 2010 and 8.50 percent senior notes due 2011. In July 2009, under the terms of the tender offers, CMS Energy repurchased and retired $233 million principal amount of the 7.75 percent senior notes and $87 million principal amount of the 8.50 percent senior notes.

Revolving Credit Facilities: The following secured revolving credit facilities with banks were available at June 30, 2009:

						In Millions
					Letters of Credit
Company	Expiration Date	Amount of Facility	Amount Borrowed		Outstanding	Amount Available

CMS Energy (a)	April 2, 2012	$550	$ —	(b)	$3	$547
Consumers	March 30, 2012	500	—		172	328
Consumers (c)	November 30, 2009	192	—		192	—
Consumers	September 9, 2009	150	—		—	150

(a)	CMS Energy’s average borrowings during the six months ended June 30, 2009, totaled $69 million, with a weighted average annual interest rate of 1.32 percent, at LIBOR plus 0.75 percent.

(b)	In July 2009, CMS Energy borrowed $130 million on its revolving credit facility to fund the repurchase and retirement of senior notes.

(c)	Consumers’ secured revolving letter of credit facility.
Sale of Accounts Receivable: Under Consumers’ revolving accounts receivable sales program, Consumers may sell up to $250 million of accounts receivable, subject to certain eligibility requirements. At June 30, 2009, $134 million of accounts receivable were eligible for sale, and no accounts receivable were sold under the program.
Contingently Convertible Securities: At June 30, 2009, the significant terms of CMS Energy’s contingently convertible securities were as follows:

		Outstanding	Adjusted Conversion	Adjusted Trigger
Security	Maturity	(In Millions)	Price	Price

4.50% preferred stock (a)	—	$243	$9.32	$11.18
3.375% senior notes (b)	2023	140	10.05	12.06
2.875% senior notes	2024	288	13.89	16.67
5.50% senior notes (c)	2029	173	14.46	18.80

(a)     During 20 of the last 30 trading days ended June 30, 2009, the $11.18 per share adjusted trigger price was met for these securities and, as a result, the securities are convertible at the option of the security holders for the three months ending September 30, 2009.
(b)     CMS Energy has the option to redeem these securities at par.
(c)     The $173 million of 5.50 percent convertible senior notes issued in June 2009 become convertible for the calendar quarter beginning October 1, 2009, if the price of CMS Energy’s common stock remains at or above the trigger price for 20 of 30 consecutive trading days ending on the last trading day of the third quarter of 2009. The trigger price at which these securities become convertible is 130 percent of the conversion price. The conversion and trigger prices are subject to adjustment under certain circumstances, including payments or distributions to CMS Energy’s common stockholders.
During the quarter ended June 30, 2009, no other trigger price contingencies were met that would have allowed CMS Energy or the holders of the convertible securities to convert the securities to cash and equity.

Dividend Restrictions: Under provisions of CMS Energy’s senior notes indenture, at June 30, 2009, payment of common stock dividends by CMS Energy was limited to $677 million.
Under the provisions of its articles of incorporation, at June 30, 2009, Consumers had $364 million of unrestricted retained earnings available to pay common stock dividends to CMS Energy. Provisions of the Federal Power Act and the Natural Gas Act appear to restrict dividends payable by Consumers to the amount of Consumers’ retained earnings. Several decisions from the FERC suggest that under a variety of circumstances common stock dividends from Consumers would not be limited to amounts in Consumers’ retained earnings. Any decision by Consumers to pay common stock dividends in excess of retained earnings would be based on specific facts and circumstances and would result only after a formal regulatory filing process.
For the six months ended June 30, 2009, CMS Energy received $130 million of common stock dividends from Consumers.

7: EARNINGS PER SHARE — CMS ENERGY
The following table presents CMS Energy’s basic and diluted EPS computations based on Earnings from Continuing Operations:

	In Millions, Except Per Share Amounts
Three months ended June 30	2009	2008

Earnings Available to Common Stockholders
Earnings from Continuing Operations	$51	$49
Less Earnings Attributable to Noncontrolling Interests	(2)	(1)
Less Preferred Dividends	(3)	(3)

Earnings from Continuing Operations Available to Common Stockholders — Basic and Diluted	$46	$45

Average Common Shares Outstanding
Weighted Average Shares — Basic	226.9	225.4
Add dilutive impact of Contingently Convertible Securities	7.6	15.0
Add dilutive Stock Options and Warrants	0.1	0.2

Weighted Average Shares — Diluted	234.6	240.6

Earnings Per Average Common Share Available to Common Stockholders
Basic	$0.20	$0.21
Diluted	$0.19	$0.19

	In Millions, Except Per Share Amounts
Six months ended June 30	2009	2008
| |
Earnings Available to Common Stockholders
Earnings from Continuing Operations	$125	$157
Less Earnings Attributable to Noncontrolling Interests	(3)	(4)
Less Preferred Dividends	(6)	(6)

Earnings from Continuing Operations Available to Common Stockholders — Basic and Diluted	$116	$147

Average Common Shares Outstanding
Weighted Average Shares — Basic	226.8	225.3
Add dilutive impact of Contingently Convertible Securities	7.2	14.3
Add dilutive Stock Options and Warrants	0.1	0.2

Weighted Average Shares — Diluted	234.1	239.8

Earnings Per Average Common Share Available to Common Stockholders
Basic	$0.51	$0.65
Diluted	$0.49	$0.61

Contingently Convertible Securities: When CMS Energy has earnings from continuing operations, its contingently convertible securities dilute EPS to the extent that the conversion value of a security, which is based on the average market price of CMS Energy’s common stock, exceeds the principal value of that security. For additional details on contingently convertible securities, see Note 6, Financings and Capitalization.

Stock Options and Warrants: For the three and six months ended June 30, 2009, outstanding options and warrants to purchase 0.6 million shares of CMS Energy common stock had no impact on diluted EPS, since the exercise price was greater than the average market price of common stock. These stock options have the potential to dilute EPS in the future.
Convertible Debentures: For the three and six months ended June 30, 2009 and 2008, there was no impact on diluted EPS from CMS Energy’s 7.75 percent convertible subordinated debentures. Using the if-converted method, the debentures would have:
•	increased the numerator of diluted EPS by $2 million for the three months ended June 30, 2009 and 2008 and by $4 million for the six months ended June 30, 2009 and 2008, from an assumed reduction of interest expense, net of tax; and

•	increased the denominator of diluted EPS by 3.6 million shares for the three months ended June 30, 2009 and by 3.9 million shares for the six months ended June 30, 2009. The denominator of diluted EPS would have increased by 4.2 million shares for the three months and six months ended June 30, 2008.
CMS Energy can revoke the conversion rights if certain conditions are met.
8: FINANCIAL AND DERIVATIVE INSTRUMENTS
Financial Instruments: The carrying amounts of CMS Energy’s and Consumers’ cash, current accounts and notes receivable, short-term investments, and current liabilities approximate their fair values because of their short-term nature. The cost or carrying amount and fair value of CMS Energy’s and Consumers’ long-term financial instruments were as follows:

In Millions
	June 30, 2009		December 31, 2008
	Cost or Carrying		Cost or Carrying
	Amount	Fair Value	Amount	Fair Value

CMS Energy, including Consumers
Securities held to maturity	$3	$3	$3	$3
Securities available for sale	67	68	68	68
Notes receivable, net	196	207	186	201
Long-term debt (a)	6,937	6,979	6,326	5,962
Long-term debt — related parties	34	27	178	107
Consumers
Securities available for sale	$52	$67	$52	$63
Long-term debt (b)	4,573	4,575	4,291	4,073

(a)	Includes current maturities of $581 million at June 30, 2009 and $489 million at December 31, 2008.

(b)	Includes current maturities of $492 million at June 30, 2009 and $383 million at December 31, 2008.
Notes receivable, net consist of EnerBank’s fixed-rate installment loans. EnerBank estimates the fair value of these loans using a discounted cash flows technique that incorporates current market interest rates as well as assumptions about the remaining life of the loans and credit risk. Fair values for impaired loans are estimated using discounted cash flows or underlying collateral values.
CMS Energy and Consumers estimate the fair value of their long-term debt using quoted prices from market trades of the debt, if available. In the absence of quoted prices, CMS Energy and Consumers calculate market yields and prices for the debt using a matrix method that incorporates market data for similarly rated debt. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. For its convertible securities, CMS Energy incorporates, as appropriate, information on the market prices of CMS Energy common stock. CMS Energy’s long-term debt includes $290 million principal amount that is supported by third-party insurance or other credit enhancements. Of this amount, $273 million principal amount is at Consumers. The effects of this third-party credit support were excluded from the measurement of fair value at June 30, 2009.
The following table summarizes CMS Energy’s and Consumers’ investment securities:

In Millions
	June 30, 2009				December 31, 2008
		Unrealized	Unrealized			Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

CMS Energy, including Consumers
Available for sale:
SERP:
Equity securities	$40	$1	$—	$41	$39	$—	$—	$39
Debt securities	27	—	—	27	29	—	—	29
Held to maturity:
Debt securities	3	—	—	3	3	—	—	3
Consumers
Available for sale:
SERP:
Equity securities	$26	$1	$—	$27	$25	$—	$—	$25
Debt securities	18	—	—	18	19	—	—	19
Common stock of CMS Energy	8	14	—	22	8	11	—	19

Equity securities classified as available for sale consist of an investment in a Standard & Poor’s 500 Index mutual fund. Debt securities classified as available for sale consist of investment-grade municipal bonds. Debt securities classified as held to maturity consist of municipal bonds and mortgage-backed securities held by EnerBank.
Derivative Instruments: In order to limit exposure to certain market risks, primarily changes in commodity prices, interest rates, and foreign exchange rates, CMS Energy and Consumers may enter into various risk management contracts, such as forward contracts, futures, and swaps. In entering into these contracts, they follow established policies and procedures, under the direction of an executive oversight committee consisting of senior management representatives and a risk committee consisting of business unit managers. Neither CMS Energy nor Consumers holds any of its derivatives for trading purposes.
The contracts used to manage market risks may qualify as derivative instruments. If a contract is a derivative and does not qualify for the normal purchases and sales exception, the contract is recorded on the balance sheet at its fair value. Each quarter, the resulting asset or liability is adjusted to reflect any change in the fair value of the contract, a practice known as marking the contract to market. Since none of CMS Energy’s or Consumers’ derivatives have been designated as accounting hedges, all mark-to-market gains and losses are reported in earnings. For a discussion of how CMS Energy and Consumers determine the fair value of their derivatives, see Note 3, Fair Value Measurements.
Commodity Price Risk: In order to support ongoing operations, CMS Energy and Consumers enter into contracts for the future purchase and sale of various commodities, such as electricity, natural gas, and coal. These forward contracts are generally long-term in nature and result in physical delivery of the commodity at a contracted price. Most of these contracts are not subject to derivative accounting because:

•	they do not have a notional amount (that is, a number of units specified in a derivative instrument, such as MWh of electricity or bcf of natural gas);

•	they qualify for the normal purchases and sales exception; or

•	there is not an active market for the commodity.
CMS Energy’s and Consumers’ coal purchase contracts are not derivatives because there is not an active market for the coal they purchase. If an active market for coal develops in the future, some of these contracts may qualify as derivatives. For Consumers, which is subject to regulatory accounting, the resulting mark-to-market gains and losses would be offset by changes in regulatory assets and liabilities and would not affect net income. For other subsidiaries, CMS Energy does not believe the resulting mark-to-market impact on earnings would be material.
CMS ERM has not designated its contracts to purchase and sell electricity and natural gas as normal purchases and sales and, therefore, CMS Energy accounts for those contracts as derivatives. At June 30, 2009, CMS ERM held a forward contract for the physical sale of 889 GWh of electricity through 2015 on behalf of one of CMS Energy’s non-utility generating plants. CMS ERM also held futures contracts through 2011 as an economic hedge of 42 percent of the generating plant’s natural gas requirements needed to serve a steam sales contract, for a total of 1.2 bcf of natural gas. In its role as a marketer of natural gas for third-party producers, CMS ERM also held forward contracts to purchase 9.6 bcf of natural gas and to sell 7.7 bcf of natural gas through 2010.
Interest rate risk: In order to mitigate its exposure to changes in interest rates, Grayling executed an interest rate collar as an economic hedge of the variable interest rate charged on its outstanding revenue bonds. At June 30, 2009, the notional amount of this contract was $17 million.
At June 30, 2009, the fair value of Consumers’ derivative instruments was immaterial. The following table summarizes the fair values of CMS Energy’s derivative instruments:

In Millions
June 30, 2009	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value

CMS Energy
Derivatives not designated as hedging instruments:
Commodity contracts (a)	Other assets	$1	Other liabilities	$(16)
Interest rate contracts	Other assets	—	Other liabilities	(1)

Total CMS Energy Derivatives		$1		$(17)

(a)	Assets and liabilities are presented gross and exclude the $1 million impact of offsetting derivative assets and liabilities under master netting arrangements. The liability also excludes the $3 million impact of offsetting cash margin deposits paid by CMS ERM to other parties. CMS Energy presents these assets and liabilities net of these impacts on its Consolidated Balance Sheets.

The following tables summarize the effect of CMS Energy’s and Consumers’ derivative instruments on their Consolidated Statements of Income:

In Millions
		Amount of Gain
	Location of Gain (Loss)	(Loss) Recognized
	Recognized in Income on	in Income on
Three months ended June 30, 2009	Derivatives	Derivatives

CMS Energy, including Consumers
Derivatives not designated as hedging instruments:
Commodity contracts	Operating Revenue	$(2)
	Fuel for electric generation	—
	Cost of gas sold	—
	Other income	1
Interest rate contracts	Other expense	—

Total CMS Energy		$(1)

Consumers
Derivatives not designated as hedging instruments:
Commodity contracts	Other income	$1

In Millions
		Amount of Gain
	Location of Gain (Loss)	(Loss) Recognized
	Recognized in Income on	in Income on
Six months ended June 30, 2009	Derivatives	Derivatives
CMS Energy, including Consumers
Derivatives not designated as hedging instruments:
Commodity contracts	Operating Revenue	$5
	Fuel for electric generation	(2)
	Cost of gas sold	(3)
	Other income	1
Interest rate contracts	Other expense	—
Foreign exchange contracts (a)	Other expense	(1)

Total CMS Energy		$—

Consumers
Derivatives not designated as hedging instruments:
Commodity contracts	Other income	$1

(a)	This derivative loss relates to a foreign-exchange forward contract CMS Energy held at December 31, 2008. CMS Energy settled this obligation and the related derivative in January 2009.
At June 30, 2009, none of CMS Energy’s derivative liabilities was subject to credit-risk-related contingent features. Therefore, there is no credit-risk-related circumstance in which CMS Energy would have to post collateral or settle its derivative liabilities.

9: RETIREMENT BENEFITS
CMS Energy and Consumers provide pension, OPEB, and other retirement benefit plans to their employees.
The following tables show the costs and other changes in plan assets and benefit obligations incurred in CMS Energy’s and Consumers’ retirement benefits plans:

In Millions
	Pension
	Three months ended		Six months ended
June 30	2009	2008	2009	2008

CMS Energy, including Consumers
Service cost	$10	$10	$20	$21
Interest expense	24	24	48	48
Expected return on plan assets	(22)	(21)	(43)	(41)
Amortization of:
Net loss	11	11	21	21
Prior service cost	1	2	3	3

Net periodic cost	24	26	49	52
Regulatory adjustment	—	8	—	4

Net periodic cost after regulatory adjustment	$24	$34	$49	$56

Consumers
Service cost	$10	$10	$20	$20
Interest expense	23	23	46	46
Expected return on plan assets	(22)	(20)	(42)	(39)
Amortization of:
Net loss	10	10	20	20
Prior service cost	2	2	3	3

Net periodic cost	23	25	47	50
Regulatory adjustment	—	8	—	4

Net periodic cost after regulatory adjustment	$23	$33	$47	$54

CMS Energy’s and Consumers’ expected long-term rate of return on plan assets is 8.25 percent. For the six months ended June 30, 2009, the actual return on pension plan assets was 4.8 percent, and for 2008 the actual return was a negative 23.2 percent. The expected rate of return is an assumption about long-term asset performance that CMS Energy and Consumers review annually for reasonableness and appropriateness.

In Millions
	OPEB
	Three months ended		Six months ended
June 30	2009	2008	2009	2008

CMS Energy, including Consumers
Service cost	$7	$5	$13	$11
Interest expense	20	18	40	36
Expected return on plan assets	(13)	(17)	(26)	(33)
Amortization of:
Net loss	9	2	17	4
Prior service credit	(3)	(2)	(5)	(5)

Net periodic cost	20	6	39	13
Regulatory adjustment	—	2	—	3

Net periodic cost after regulatory adjustment	$20	$8	$39	$16

Consumers
Service cost	$6	$5	$12	$11
Interest expense	19	18	39	36
Expected return on plan assets	(12)	(17)	(24)	(33)
Amortization of:
Net loss	9	3	17	5
Prior service credit	(3)	(2)	(5)	(5)

Net periodic cost	19	7	39	14
Regulatory adjustment	—	2	—	3

Net periodic cost after regulatory adjustment	$19	$9	$39	$17

10: INCOME TAXES
The actual income tax expense on continuing operations differs from the amount computed by applying the statutory federal tax rate of 35 percent to income before income taxes, as follows:

In Millions
Six months ended June 30	2009		2008

Income from continuing operations before income taxes less income attributable to noncontrolling interests		$201		$240
Statutory federal income tax rate	x	35%	x	35%

Expected income tax expense		70		84
Increase (decrease) in taxes from:
State and local income taxes, net of federal benefit		12		4
Medicare Part D exempt income		(3)		(3)
Other, net		—		2

Recorded income tax expense		$79		$87

Effective tax rate		39.3%		36.3%

The increase in the effective tax rate for the six months ended June 30, 2009 was due to increases in the MBT from legislative changes that increased the tax, as well as the recognition of deferred MBT for the electric utility segment of Consumers, beginning with the second quarter of 2009.

11: REPORTABLE SEGMENTS
Reportable segments consist of business units defined by the products and services they offer. CMS Energy and Consumers evaluate performance based on the net income of each segment. The reportable segments for CMS Energy and Consumers are:
CMS Energy:
•	electric utility, consisting of regulated activities associated with the generation and distribution of electricity in Michigan;

•	gas utility, consisting of regulated activities associated with the transportation, storage, and distribution of natural gas in Michigan;

•	enterprises, consisting of various subsidiaries engaging primarily in domestic independent power production; and

•	other, including corporate interest and other expenses and discontinued operations.
Consumers:
•	electric utility, consisting of regulated activities associated with the generation and distribution of electricity in Michigan;

•	gas utility, consisting of regulated activities associated with the transportation, storage, and distribution of natural gas in Michigan; and

•	other, including a consolidated special-purpose entity for the sale of accounts receivable.

The following tables show financial information by reportable segment:

In Millions
	Three months ended		Six months ended
June 30	2009	2008	2009	2008
Operating Revenue
CMS Energy, including Consumers
Electric utility	$848	$841	$1,660	$1,701
Gas utility	334	422	1,556	1,653
Enterprises	38	97	104	185
Other	6	5	12	10

Total Operating Revenue — CMS Energy	$1,226	$1,365	$3,332	$3,549
Consumers
Electric utility	$848	$841	$1,660	$1,701
Gas utility	334	422	1,556	1,653

Total Operating Revenue — Consumers	$1,182	$1,263	$3,216	$3,354

Net Income Available to Common Stockholders
CMS Energy, including Consumers
Electric utility	$67	$57	$106	$124
Gas utility	5	2	64	64
Enterprises	(17)	10	(17)	8
Other	20	(25)	(8)	(50)

Total Net Income Available to Common Stockholders — CMS Energy	$75	$44	$145	$146
Consumers
Electric utility	$67	$57	$106	$124
Gas utility	5	2	64	64
Other	—	1	—	1

Total Net Income Available to Common Stockholder — Consumers	$72	$60	$170	$189

In Millions
	June 30, 2009	December 31, 2008
Assets
CMS Energy, including Consumers
Electric utility (a)	$9,352	$8,904
Gas utility (a)	4,396	4,565
Enterprises	301	313
Other	1,234	1,119

Total Assets — CMS Energy	$15,283	$14,901
Consumers
Electric utility (a)	$9,352	$8,904
Gas utility (a)	4,396	4,565
Other	735	777

Total Assets — Consumers	$14,483	$14,246

(a)	Amounts include a portion of Consumers’ other common assets attributable to both the electric and the gas utility businesses.